Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF SOUTHEASTERN GROCERS, INC.

(Under Section 242 of the
General Corporation Law of the State of Delaware)

[•], 2021

Southeastern Grocers, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

1.                                      The name of the Corporation is Southeastern Grocers, Inc.

2.                                      The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 30, 2018.

3.                                      The board of directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions to amend Section 4.1 of the Certificate of Incorporation of the Corporation so that Section 4.1 shall be and read as follows:

Section 4.1: The total number of shares that the Corporation shall have authority to issue is three hundred and sixty million shares (360,000,000) comprised of (a) three hundred and fifty million (350,000,000) shares of common stock having a par value of $0.001 per share (“Common Stock”) and (b) ten million (10,000,000) shares of one or more series of preferred stock having a par value of $0.001 per share (“Preferred Stock”).

Immediately upon the Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware to effect the Stock Split (as defined below) becoming effective pursuant to the DGCL (such time, the “Stock Split Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Stock Split Effective Time (including treasury shares, if any) shall automatically, without further action on the part of the Corporation or any holder of such Common Stock, be reclassified as and shall become 4.329 shares of validly issued, fully paid and nonassessable Common Stock (the “Stock Split”).  No fractional shares of Common Stock shall be issued upon the Stock Split and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. Each share of Common Stock reflected in book-entry form that immediately prior to the Stock Split Effective Time represented shares of Common Stock, shall be adjusted in book-entry form by the transfer agent of the Company to reflect the number of shares of Common Stock into which the shares of Common Stock shall have been converted following the Stock Split, subject to the elimination of fractional share interest as described above.

4.                                      The foregoing amendment to the Certificate of Incorporation of the Corporation (the “Amendment”) was submitted to the stockholders of the Corporation holding a majority of the outstanding Common Stock entitled to vote on such matter and was approved by the required vote of such stockholders of the Corporation in accordance with Sections 228 and 242 of the DGCL.

5.                                      The Amendment was adopted in accordance with Sections 228 of the DGCL.

6.                                      This Certificate of Amendment to the Certificate of Incorporation of the Corporation, and the Amendment, shall become effective immediately upon being duly filed with the Secretary of State of the State of Delaware.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the undersigned, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to the DGCL, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Amendment to the Certificate of Incorporation of the Corporation this    day of        , 2021.

SOUTHEASTERN GROCERS, INC.

By:
Name:
Title:

[CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF SOUTHEASTERN GROCERS, INC.]